Exhibit 23.1

FITTSROBERTS & Co. P.C. CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS May 21, 2009 Stanislaw R. Burzynski, M.D. President, and Chairman of the Board of Directors Burzynski Research Institute, Inc. 9432 Old Katy Road, Suite 200 Houston, Texas 77055 Dear Dr. Burzynski: You have requested Fitts, Roberts & Co., P.C. to consent to the inclusion of our audit report on the consolidated financial statements of Burzynski Research Institute, Inc. as of and for the year end February 28, 2009 for filing on Form 10-K with the Securities and Exchange Commission (SEC). This letter is to explain our understanding of the terms of the arrangements under which we will agree to consent as your former independent accountants. We ask that you either confirm or amend this understanding. Before we provide our consent to include our report in the filing with the SEC, we will perform certain subsequent events procedures required by professional standards, including obtaining updated written representations from certain members of the Company's management regarding the financial statements previously audited by us and obtaining a representation letter from the successor auditors. If circumstances arise, for any reasons caused by or relating to the Company, which, in our professional judgment, prevent us from completing these procedures, we retain the unilateral right to take any course of action permitted by professional standards, including declining to issue our consent. We have previously performed an audit of Burzynski Research Institute, Inc.'s consolidated financial statements as of and for the year ended February 29, 2008. These financial statements are the responsibility of the Company's management. Management also is responsible for making all financial records and related information available to us upon request. We understand that the Company intends to include our report in Form 10-K to be filed with the SEC and make reference to us in such documents as auditors. The Company agrees to provide us with printer's proofs or masters of all such documents for our review and approval before printing and with a copy of the final reproduced material for our approval before it is filed or distributed. The Company also agrees to obtain our permission prior to including our reports or making reference to us in any other document used in a public or private offering of equity or debt securities. The Company agrees to promptly supply us with any comment letter or other communication received from the SEC relating to the financial statements or other information 5718 Westheimer, Suite 800 Houston, TX 77057 Tel: (713) 260-5230 Fax: (713) 260-5240 4800 Sugar Grove Blvd. Suite 100 Stafford, Texas 77477 Tel: (281) 494-5151 An Independently Owned Member of the RSM McGladrey network with which our report has been associated and to provide us with a copy of Burzynski Research Institute, Inc.'s proposed response for our review before such response is submitted. The Securities and Exchange Commission requires electronic filing of certain information in connection with its Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Company agrees that before filing any document with which we are associated, in electronic format with the SEC or others, the Company will provide us with a printed copy of the information proposed to be filed. We will provide the Company with a signed copy of our report(s), consent(s) and/or other relevant documents after completing our review. These manually signed documents will authorize the use of our name prior to any electronic transmission by you. For our files, the Company will provide to us a complete copy of the document as accepted by EDGAR or others. From time to time and depending upon the circumstances, we may use third-party service providers to assist us in providing professional services to you. In such circumstances, it may be necessary for us to disclose confidential client information to them. We enter into confidentiality agreements with all third-party service providers and we are satisfied that they have appropriate procedures in place to prevent the unauthorized release of your confidential information to others. During the course of our engagement, we may accumulate records containing data that should be reflected in the Company's books and records. The Company will determine that all such data, if necessary, will be so reflected. Accordingly, the Company will not expect us to maintain copies of such records in our possession. Our fees are based upon the time required by the individuals assigned to the engagement, plus direct expenses. Billings are due upon submission. In the event we are requested or authorized by Burzynski Research Institute, Inc. or are required by government regulation, subpoena, or other legal process to produce our documents or our personnel as witnesses with respect to our engagements for Burzynski Research Institute, Inc., Burzynski Research Institute, Inc, will, so long as we are not a party to the proceeding in which the information is sought, reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests. This letter constitutes the complete and exclusive statement of agreement between Fitts, Roberts & Co., P.C. and Burzynski Research Institute, Inc., superseding all proposals, oral or written, and all other communication, with respect to the terms of the engagement between the parties.

If this letter defines the arrangements as the Company understands them, please sign and date the enclosed copy and return it to us. Fitts, Roberts & Co., P.C. /s/ Kelly J. Hunter Kelly J. Hunter, CPA Shareholder /s/ Stainslaw R. Burzynski Confirmed on behalf of Burzynski Research Institute, Inc.